Exhibit 10.1

AGREEMENT

THIS AGREEMENT made as of the 31st day of January, 2010.

BETWEEN:

GUARDIANS OF GOLD INC., a corporation incorporated under the laws of Nevada (“Guardian”)

- and -

NIREK RESOURCES INC. a corporation incorporated under the laws of Ontario (“NRI”)

THE PARTIES AGREE AS FOLLOWS:

INTERPRETATION

Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below:

“Act” means the Business Corporations Act (Ontario), as amended;

“Agreement” means this agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced from time to time;

“Business Day” means a day other than a Saturday or Sunday or a day which is a statutory or civic holiday in the City of Toronto;

“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including, reasonable legal fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to of any of the foregoing;

“Closing” means the completion of the transactions contemplated by this Agreement;

“Closing Date” means Day agreed or such other Business Day as the parties may agree upon;

“Effective Time” means 12:01 a.m. on the Closing Date;

“Encumbrance” means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge,

trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever; any covenant or other agreement, restriction or limitation on

“Permitted Encumbrances” means approved Encumbrance.

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

“Property” means, collectively, the Ross Mine Property, and the Ross Tailings Deposit;

“Rights” means any options, rights, warrants or subscription privileges issued or granted by a body corporate (whether or not currently exercisable or exercisable on conditions) to purchase shares of such body corporate;

“Security Documents” means the security documents described in Section 3 and all other security taken or received by Guardian from time to time to secure any amount owing under this Agreement;

“Time of Closing” or “Closing Time” means 10:00 a.m. on the Closing Date or such other time on such date as the parties may agree upon before then in writing.

Gender and Number - This Agreement shall be read with all changes of number and gender as required by the context.

Entire Agreement - This Agreement, including any Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and within such schedules. No supplement, modification, waiver or termination of this Agreement or any provisions hereof will be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to constitute or will constitute a waiver of any other provision (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Applicable Law. The laws of the Province of Ontario and the laws of Canada applicable therein govern all matters arising under this Agreement.

Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the first day of the applicable period will be excluded and the day which ends the period will be included. If the last day of such period is not a Business Day, the period in question will end on the next Business Day.

Including. Any use of the terms “including” or “includes” means irrespectively “including without limitation”, or “includes without limitation”, unless the context otherwise requires.

Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in US funds.

Recitals. The recitals to this Agreement form part of and are incorporated into this Agreement.

Headings. The headings in this Agreement are for information purposes only and do not form part of this Agreement.

GOLD WARRANT FINANCING

Gold Warrant Financing Obligation. Subject to the terms and conditions of this Agreement, including the conditions set forth in Section 4.1, Guardian agrees to deliver up to fifty five thousand (55,000) ounces of gold for the delivery of NRI gold warrants (the “Warrant”) for a payment of five hundred and fifty dollars (550.00) US dollars per ounce of gold to Guardian.

Payment for Gold. The first payment of five hundred thousand (500,000) US dollars shall be due and payable to Guardian within 90 days of the closing of Offer to Exchange as set forth in Section 5.1 which will be for the equivalent of nine hundred and nine (909) ounces of gold to be delivered on or before March 31, 2014. Subsequent payments will be made after June 30, 2012 for every block amount of gold ounces delivered to NRI and equivalent of cash of five hundred and fifty (550.00) US dollars per ounces for the block amount of gold ounces will be made. The payments of Funds from NRI shall be made by money order, certified cheque or wire, or other immediately available Funds at the address of Guardian specified in Section 9. In the event that NRI needs an amount of gold less than nine hundred and nine (909) ounces, then it will pay a prorata portion of the five hundred thousand (500,000) US dollars in tranches of money order, certified cheque or wire, or other immediately available payment of fifty thousand (50,000) US dollars in exchange for ninety (90) ounces of gold. In exchange for each tranche of fifty thousand (50,000) US dollars for ninety (90) ounces of gold, GOG will have the thirty days option to acquire two hundred and fifty thousand shares (250,000) common shares of NRI at a price of 0.01 per share. The total number of options shall not exceed two million (2,000,000) shares.

Issuance of Shares. In addition to payments to Guardian, pursuant to receipt of the first payment of gold from Guardian, NRI shall issue to Guardian, or as Guardian may direct, two million (2,000,000) common shares in the capital of NRI.

REPRESENTATIONS AND WARRANTIES OF NRI

               NRI represents and warrants to Guardian the following, and acknowledges and confirms that Guardian is relying thereon in connection with its entering into of this Agreement and the consummation of the transactions contemplated hereby:

Due Execution. This Agreement has been duly executed and delivered by NRI, and this Agreement constitutes a valid and binding obligation of NRI enforceable against NRI in accordance with its terms except as the enforcement thereof may be limited by bankruptcy laws and other laws of general application relating to creditors’ rights or general principles of equity for a period of ten (10) years from date of signing.

No Options, etc. No Person has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the Property for a period of ten (10) years from date of signing.

Residency. NRI is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

Absence of Conflicting Agreements. NRI is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, judgment, decree, license, permit or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

Regulatory Approvals. No governmental or regulatory authorization, approval, order, consent or filing from or with any Governmental Authorities is required to be obtained or made by NRI in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under the terms of this Agreement or the performance of NRI’s obligations under this Agreement.

Business in Compliance with Laws. The business of NRI has been conducted and is being conducted in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business (including, all applicable Canadian and United States federal, provincial, state, municipal and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on NRI.

TERMINATION

Termination at the Option of Guardian. This Agreement may be terminated by Guardian at is sole discretion without penalty upon the occurrence of any of the following:

if Guardian is unable to get all necessary regulatory approvals, including all necessary environmental approvals, for the construction and operation of the RPR Plant on the Ross Mine Property on or before June 30, 2011;

Failure in Funds for Gold Warrant. The parties acknowledge and confirm that notwithstanding that Guardian has satisfied the conditions set forth in Section 4.1, Guardian will not be obligated to deliver tranches of gold in the amount of 90 ounces, it may in its sole discretion deliver lesser amounts if it deems appropriate. NRI shall have no right to retain no Issued Shares as compensatory damages.

COVENANTS

Covenants of NRI - NRI covenants and agrees with Guardian as follows:

On or before the Closing Date, it will take all necessary actions, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby. Without limiting the generality of the foregoing, NRI covenants that on Closing, it will deliver or cause to be delivered to Guardian a resolution of the directors of NRI consenting to the entering into of this Agreement and the completion of all obligations of NRI under this Agreement including payment of Guardian for ten (10) years from date of signing.

INDEMNITY

Indemnification by NRI - NRI shall indemnify, defend and save harmless Guardian and NRI from and against any and all loss suffered or incurred by Guardian or NRI, as the case may be, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

any misrepresentation or breach of warranty made or given by NRI in this Agreement, or in any document delivered pursuant to this Agreement; or

any failure by NRI to observe or perform any covenant or obligation contained in this Agreement, or in any document delivered pursuant to this Agreement to be observed or performed by it.

Indemnification by Guardian - Guardian shall indemnify, defend and save harmless NRI from and against any and all loss suffered or incurred by NRI as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to any misrepresentation or breach of any warranty made or given by Guardian in this Agreement, or in any document delivered pursuant to this Agreement; or

Rights in Addition - The rights of indemnity set forth in this Article 6 are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement and the transactions contemplated hereby.

SURVIVAL

Nature, Survival and Limitations. All representations, warranties and covenants contained in this Agreement on the part of each of the Parties will not merge on closing and will survive for a period of 5 years from date of termination of this agreement. If no Claim is made under this Agreement, prior to the expiry of the survival periods provided for, against a Party for any breach of any representation or warranty made in this Agreement by such Party, such Party will have no further liability under this Agreement with respect to such representation or warranty.

GENERAL

Time of the Essence - Time shall be of the essence hereof.

Assignment - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party, which consent may be unreasonably withheld.

Enurement - This Agreement is binding upon and will enure to the benefit of the parties and their respective heirs, executors, administrators, successors (including, any successor by reason of the amalgamation of any party) and permitted assigns for ten (10) years from date of signing.

Notice - The parties hereby agree that any notice required or permitted to be given hereunder shall be in writing and may be given by delivering the same or mailing the same by registered mail, postage prepaid, addressed:

In the case of NRI to:

4 King Street West, Suite 1320, Toronto ON M5H 1B6

In the case of Guardian to:

4 King Street West, Suite 1320, Toronto ON M5H 1B6

Any such notice, if sent by registered mail, will be deemed to have been received by the addressee on the second (2nd) Business Day following the day on which such notice was mailed, save during the absence of or disruption of normal postal service, in which event, on the second (2nd) Business

Day following the resumption of normal postal service. If such notice has been delivered, it will be deemed to be received when delivered. Any party may change his address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at his changed address.

Further Assurances - Each party hereto hereby agrees he will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power as any other party hereto may in writing from time to time reasonably request be done and/or executed, in order to consummate the transactions contemplated hereby or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered pursuant hereto and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated hereby, whether before or after the Closing.

Counterparts - This Agreement may be executed one or more counterparts and delivered by electronic or facsimile transmission, each of which when so executed and delivered will be deemed to be an original and such counterparts taken together will constitute one and the same instrument.

THE PARTIES have executed this Agreement as of the date first above written.

GUARDIANS OF GOLD INC.

Per:	/s/ Ronald Haller

NIREK RESOURCES INC.

Per:	/s/ Abraham Arnold

Date